Exhibit 99.1

NEWS RELEASE for January 19, 2010 at 6:30 AM EST

Contact:	Allen & Caron Inc	Gail Itow
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST NAMES RICHARD J. CHAR TO BOARD OF DIRECTORS

Independent Director Elected as Audit Committee Chair; Increases Board Membership to Five

IRVINE, CA (January 19, 2010) . . . Netlist, Inc. (NASDAQ: NLST) today announced that senior executive Richard J. Char has been named to its Board of Directors and elected to chair the Audit Committee, effective immediately.  Char will serve as an independent director and fills the vacancy left on the Board from the departure of Preston Romm in May 2009.  With the addition, the size of the Board increases to five members. The Company believes that Char’s appointment will put the Company back in compliance with NASDAQ’s independent director and audit committee requirements.

Char, 50, currently serves as CEO of Chattanooga, TN-based Incentium, formerly VIPGift LLC, a leading provider of employee, customer, and sales channel incentive and loyalty programs to the Fortune 500.  Char also serves as a member of the Board of Directors of Santa Ana, CA-based Iteris, a publicly held company that develops traffic management and technology systems.

Prior to his tenure at Incentium, Char was the Senior Vice President of Corporate Development and General Counsel at Pleasanton, CA-based Blackhawk Network, a provider of prepaid merchant gift cards and network branded cards.  From March 2003 to April 2005, Char served as the President and CEO of IC Media, a developer of CMOS image sensors that was acquired in April 2005 by MagnaChip Semiconductors, a developer and manufacturer of mixed-signal and digital multimedia semiconductors.

Prior to joining IC Media, Char held various roles as an investment banker including, Managing Director of Global Execution for the Credit Suisse First Boston Technology Group and Co-Head of Technology Investment Banking at Cowen & Company. Prior to his investment banking career, Char was a Partner at the law firm Wilson Sonsini Goodrich & Rosati where he worked for thirteen years specializing in corporate and securities law, including public offerings, mergers and acquisitions, venture capital, private equity, strategic alliances and joint ventures.  During his legal career, Char represented a variety of high techcompanies.

Char received an A.B. degree from Harvard College where he graduated magna cum laude with a Kronfield Prize in Economics and a J.D. degree from Stanford Law School.  He currently resides in Saratoga, CA.

“Richard’s broad background in the technology sector, including executive, operational, consultative, legal and investment banking aspects, will be invaluable as we take the next steps in executing our new business model,” said C.K. Hong, Chairman, President and CEO of Netlist.  “He has the depth of experience and the kind of business acumen that will make him a valuable contributor to the strategic advancement of the Company.  We welcome Richard to our Board and look forward to working closely with him as we launch our new generation products and work towards building greater shareholder value.”

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including compliance with the NASDAQ listing requirements,  , future opportunities and growth for the Company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer demand, including delays in product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated March 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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